Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2006, relating to the financial statements of CoBiz Inc. and Subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CoBiz Inc. and Subsidiaries for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Denver, Colorado
May 24, 2006